Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen Michigan Quality Income Municipal Fund, formerly Nuveen Michigan Quality Income
Municipal Fund, Inc.

33-42082
811-6383


On January 7, 2013, filing under Form N-8A, accession number 0001193125-13-003995, the Registrant, a
Massachusetts business trust, notified the U.S. Securities and Exchange Commission that it was amending and adopting as its own the registration of Nuveen Michigan
Quality Income Municipal Fund, Inc., a Minnesota corporation (the Predecessor Registrant ), under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, in connection with the closing of a reorganization transaction between the Predecessor Registrant and the Registrant whereby the Predecessor Registrant changed its domicile from a Minnesota corporation to a Massachusetts business trust. In connection with such change of domicile, the Registrant has a Declaration of Trust as its charter. We incorporate by reference to this Sub-Item 77Q1(a), the Registrants Declaration of Trust, three Statements of Establishing and Fixing the Rights and Preferences (considered to be an amendment to the Charter) and by-laws, filed as exhibits to Form 8-A12B on December 28, 2012, accession number 0001193125-
12-517853.